                   TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                                EXHIBIT II

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                                    Nine Months Ended       Three Months Ended
                                         July 31,                July 31,
                                    1996        1995       1996        1995
                                    ----        ----       ----        ----
Primary earnings:

Net income (loss)                $  159,438  $  265,900  $    (673)  $   45,604

Shares:
Weighted average
Number of common shares
and common share equivalents
outstanding                       7,868,555  10,339,150  7,868,555   10,339,150

Primary earnings per common
share                            $      .02  $      .03  $       --  $       --
                                 ==========  ==========  ==========  ==========

Fully diluted earnings:

Net income (loss)                $  159,438  $  265,900  $     (673) $   45,604

Net (after tax) interest expense
related to convertible debt              --          --          --          --
                                 ----------  ----------  ----------  ----------

Net income (loss) as adjusted    $  159,438  $  265,900  $     (673) $   45,604
                                 ==========  ==========  ==========  ==========

Shares:
Weighted average number of
common shares and common share
equivalents outstanding           7,868,555  10,339,150   7,868,555  10,339,150

Fully diluted earnings per
common share                     $      .02  $      .03  $       --  $       --
                                 ==========  ==========  ==========  ==========

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